Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-266205
Prospectus Supplement No. 6
(To Prospectus dated September 16, 2022)
GROVE COLLABORATIVE HOLDINGS, INC.
This prospectus supplement updates, amends and supplements the prospectus dated September 16, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-266205). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2023, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “GROV.” On March 14, 2023, the closing sale price of our Class A Common Stock was $0.447 per share.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in shares of our Class A Common Stock involves risks that are described in the “Risk Factors” section beginning on page 8 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 15, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2023

GROVE COLLABORATIVE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40263	88-2840659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Sansome Street San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
(800) 231-8527
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GROV	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	GROV.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement
On March 10, 2023, Grove Collaborative Holdings, Inc., a Delaware public benefit corporation (“Holdings” or “the Company”) and Grove Collaborative, Inc., a Delaware public benefit corporation (“Grove”), as borrowers (Holdings and Grove, collectively, the “Borrowers”) entered into that certain Loan and Security Agreement (the “Loan Agreement”), among the Borrowers, each of the Subsidiaries of the Borrowers signatory thereto from time to time as guarantors and Siena Lending Group LLC, a Delaware limited liability company, as lender (in such capacity, the “Lender”).

Among other things, the Loan Agreement provides for a senior secured asset-based revolving credit facility with an initial commitment of $35.0 million (the “Revolving Credit Facility”). The Revolving Credit Facility matures on the earlier of (a) March 10, 2026 and (b) the date on which the obligations under the Borrowers’ term loan facility are due and payable or repaid in full. The interest rates applicable to borrowings under the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the Borrowers’ option, (i) a base rate, plus an applicable margin, or (ii) the Term SOFR rate then in effect, plus 0.10% and an applicable margin. The applicable margin for Revolving Credit Facility borrowings is based on the Borrowers’ monthly average principal balance outstanding and ranges from 2.75% to 4.50% per annum in the case of base rate borrowings and 3.75% to 5.50% per annum in the case of Term SOFR borrowings.

The Borrowers’ obligations under the Loan Agreement may be accelerated or the commitments terminated upon the occurrence of an event of default under the Loan Agreement, which includes payment events of default, breaches in the performance of certain affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related events of default, events of default arising in connection with changes in control and other customary events of default. The Revolving Credit Facility contains a subjective acceleration clause in the event that the Lender determines that a material adverse change has or will occur within the business, operations, or financial condition of the Borrowers or a material impairment of the prospect of repaying any portion of this financial obligation. We believe the likelihood that the Lender would exercise the subjective acceleration clause is remote.

The foregoing description of the Loan Agreement is subject to and qualified in its entirety by reference to the full text of the of the Loan Agreement, a copy of which is included as Exhibit 10.1 hereto, and the terms of which are incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
On March 14, 2022, the Company issued a press release announcing its earnings for the quarter and fiscal year ended December 31, 2022. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. A slide presentation, which includes supplemental information relating to the Company’s fourth quarter and fiscal year 2022 earnings, is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information provided pursuant to this Item 2.02, including Exhibits 99.1 and 99.2 attached hereto, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1†
Loan and Security Agreement, dated as of March 10, 2023, by and among Grove Collaborative Holdings, Inc., Grove Collaborative, Inc., each of their subsidiaries signatory thereto from time to time as guarantors, and Siena Lending Group LLC

99.1	Press Release dated March 14, 2022 announcing the Company’s earnings for the year ended December 31, 2022
99.2	Supplemental slides provided in connection with the Company’s fourth quarter and fiscal year 2022 earnings call
104	Cover Page Interactive Data File (formatted as Inline XBRL).
† Exhibits omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROVE COLLABORATIVE HOLDINGS, INC.

By:	/s/ Sergio Cervantes
Name:	Sergio Cervantes
Title:	Chief Financial Officer
Date: March 14, 2023

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